Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (this “Fifth Amendment”) is made and entered into by and between PRII 355 ALHAMBRA CIRCLE, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to 355 Alhambra Plaza, Ltd., a Florida limited partnership (“Original Landlord”) and to CPT 355 Alhambra Circle, LLC, a Delaware limited liability company (“Intermediate Landlord”), and CATALYST PHARMACEUTICALS, INC. (f/k/a Catalyst Pharmaceutical Partners, Inc.), a Delaware corporation (“Tenant”), effective as of the date this Fifth Amendment is executed by Landlord, as evidenced on the signature page attached hereto (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Original Landlord and Tenant previously entered into that certain Lease dated March 26, 2007 (the “Original Lease”), as amended by (i) that certain Lease Addendum by and between Original Landlord and Tenant, dated June 5, 2007 (the “Addendum”), (ii) that certain First Amendment to Lease by and between Intermediate Landlord and Tenant, dated June 30, 2011 (the “First Amendment”), (iii) that certain Second Amendment to Lease by and between Intermediate Landlord and Tenant, dated February 4, 2014 (the “Second Amendment”), (iii) that certain Third Amendment to Lease by and between Intermediate Landlord and Tenant, dated March 16, 2015 (the “Third Amendment”), and (iv) that certain Fourth Amendment to Lease by and between Landlord and Tenant, dated August 13, 2018 (the “Fourth Amendment,” the Original Lease, as so amended, being the “Lease”), for the lease by Tenant of certain premises consisting of approximately 7,863 rentable square feet, designated as Suite 1250 and Suite 1500 (the “Existing Premises”), in the building located at 355 Alhambra Circle, Coral Gables, Florida (the “Building”), all as more particularly described in the Lease;

WHEREAS, Landlord has succeeded to all of the rights, interests and obligations of Original Landlord and Intermediate Landlord under the Lease;

WHEREAS, the Term of the Lease is currently scheduled to expire on November 30, 2022; and

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Term, relocate the Premises (as such term is used in the Lease) to that certain Suite 801, which contains approximately 10,661 rentable square feet on the Eighth Floor of the Building, as further depicted on Exhibit A attached hereto and shall be stipulated to contain a total of 10,661 rentable square feet. (the “Relocation Premises”), and to modify certain other terms and provisions of the Lease, all as more particularly provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fifth Amendment.

2. Extension Term. The Term of the Lease, which is currently scheduled to expire on November 30, 2022, is hereby extended for an additional period commencing on December 1, 2022 and continuing through and expiring on the date that is the last day of the one hundred twenty-second (122nd) full calendar month following the Relocation Date (such period, the “Fifth Amendment Extension Term”), upon and subject to all of the existing terms of the Lease, as amended by this Fifth Amendment.

3. Lease of Relocation Premises. Effective upon the earliest to occur of: (i) the date that is fourteen (14) days after Landlord has Substantially Completed (as defined in Exhibit B) the Relocation Improvements (as defined in Section 8 below), or (ii) the date that the Relocation Improvements would have been Substantially Completed except for Tenant Delays (as defined in Exhibit B), or (iii) the date that Tenant or any person occupying any of the Relocation Premises with Tenant’s permission has moved into and commences business operations from the Relocation Premises (such earliest date being the “Relocation Date”), (a) Tenant shall vacate and surrender the Existing Premises to Landlord pursuant to Section 4 below, and (b) the Premises under the Lease shall consist of the Relocation Premises. Tenant leases the Relocation Premises upon and subject to all of the existing terms and provisions of the Lease, except as otherwise amended herein. As of the Relocation Date, all references in the Lease to the “Premises” shall refer to the Relocation Premises.

(a) Upon or within seven (7) business days following the Relocation Date, Landlord shall prepare and deliver to Tenant, a relocation commencement certificate which Tenant shall acknowledge by executing a copy and returning it to Landlord. If Tenant fails to sign and return the relocation commencement certificate or provide to Landlord detailed comments thereto reasonably questioning the date set forth by Landlord within ten (10) days of its receipt from Landlord, the relocation commencement certificate as sent by Landlord shall be deemed to have correctly set forth the Relocation Date and the other matters addressed in the relocation commencement certificate. Landlord is obligated to prepare and deliver the relocation commencement certificate within the seven (7) business days following the Relocation Date, but Landlord’s failure to timely deliver such certificate, while being a breach of Landlord’s obligation hereunder, shall not affect how the Relocation Date is determined or established, which shall continue to be determined in accordance with the immediately preceding paragraph.

(b) Notwithstanding the foregoing, provided that Tenant does not interfere with or delay the construction of the Relocation Improvements in the Relocation Premises, Tenant shall have the right to access the Relocation Premises in accordance with the Building’s rules and regulations (the “Pre-Term Access”), beginning on a date fourteen (14) days prior to the Relocation Date and ending on the day immediately preceding the Relocation Date (“Pre-Term Access Period”) for the sole purpose of preparing the Relocation Premises for occupancy by Tenant, including, but not limited to, the construction or the installation of Tenant’s furniture, fixtures, computer equipment, telephone equipment and other routine network connections. Landlord shall, within seven (7) business days after Substantial Completion, conduct a walk-through of the Relocation Premises with Tenant and prepare, during such walk-through, a list of Punch List items (as defined in Exhibit B attached hereto). Landlord will use commercially reasonable efforts to (i) complete such Punch List items within thirty (30) days after Substantial Completion of the Relocation Improvements or, if any Punch List item reasonably requires more than thirty (30) days to complete, then within the period reasonably required to complete the same, and (ii) minimize interference with Tenant’s use of the Relocation Premises during completion thereof.

(c) All of the terms and provisions of the Lease, except for the payment of Base Rent and Tenant’s Proportionate Share of Increased Operating Costs related to the Relocation Premises and Tenant’s payment for parking for the parking spaces related to the Relocation Premises, shall apply during the Pre-Term Access Period; provided, however, any such Pre-Term Access shall not commence until, and shall be subject to, Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such Pre-Term Access Period and the Relocation Premises, including such insurance from Tenant’s contractors, as applicable and as required by Landlord for third party contractors working in the Building (the “Pre-Term Access Conditions”) provided, however, that Landlord shall have delivered written notification to Tenant of any reasonable Pre-Term Access Conditions that are not specified herein at least sixty (60) days prior to the Pre-Term Access Period. Any such Pre-Term Access shall be reasonably coordinated with the Building property manager. Any delay in putting Tenant in possession of the Relocation Premises due to such Pre-Term Access Period or Tenant’s failure to satisfy the Pre-Term Access Conditions shall not serve to extend the term of the Lease or to make Landlord liable for any damages arising therefrom.

4. Surrender of Existing Premises. Effective on and as of the Relocation Date (except only with respect to the time period set forth in Section 4(a) below), with respect to the Existing Premises only, Tenant covenants and agrees with Landlord that Tenant shall vacate and surrender to Landlord the Existing Premises, subject to the following:

(a) With respect to the Existing Premises only, Tenant agrees to vacate and surrender the Existing Premises in accordance with the terms and provisions of the Lease, with all of the personal property of Tenant removed therefrom, and in substantially the same condition as the Existing Premises was tendered to Tenant, ordinary wear and tear excepted, and otherwise in accordance with Section 5.2 of the Lease, within five (5) business days following the Relocation Date. Notwithstanding anything in the foregoing to the contrary, (i) Tenant shall not be required to remove low voltage wiring installed in connection with its use of the Existing Premises, and (ii) Landlord hereby confirms that there have been no alterations in the Existing Premises that have been subject to the requirement of removal.

(b) Tenant covenants and agrees that it has full right, power and authority to surrender the Existing Premises in the manner aforesaid, and that, as of the Relocation Date and as of the date hereof, Tenant has not executed any other instruments, assignments of leasehold estate, subleases, or other documents pursuant to which the Existing Premises in any way is charged, encumbered, transferred, assigned or sublet.

(c) Subject to Sections 4(a) and 4(e) below, with respect to the Existing Premises only, Landlord agrees (i) to forever release and discharge Tenant from all obligations, covenants and agreements of Tenant arising under or in connection with the Existing Premises after the Relocation Date, and (ii) not to make any demand to or sue Tenant for obligations, covenants and agreements of Tenant arising under or in connection with the Existing Premises after the Relocation Date.

(d) Subject to Section 4(e) below, with respect to the Existing Premises only, Tenant agrees (i) to forever release and discharge Landlord from all obligations, covenants and agreements of Landlord arising under or in connection with the Existing Premises after the Relocation Date, and (ii) not to make any demand to or sue Landlord for obligations, covenants and agreements of Landlord arising under or in connection with the Existing Premises after the Relocation Date.

(e) Notwithstanding anything to the contrary herein contained, with respect to the Existing Premises only, Landlord and Tenant acknowledge and agree that (i) Tenant shall continue to be fully liable to Landlord to the extent set forth in the Lease for any claim for personal injury or property damage arising from events in the Existing Premises occurring on or prior to the later of the Relocation Date or the date Tenant actually vacates and surrenders the Existing Premises to Landlord in the condition required by this Section 4, (ii) Landlord shall continue to be fully liable to Tenant to the extent set forth in the Lease for any claim for personal injury or property damage arising from events occurring on or prior to the Relocation Date, (iii) each shall continue to be fully liable to the other to the extent set forth in the Lease for any payments or refunds or credits relating to any reconciliation of any Operating Costs payable under the Lease with respect to Tenant’s Proportionate Share of Increased Operating Costs related to the Project and attributable to periods up to the Relocation Date, (iv) each shall continue to be fully liable to the other for any breach of any obligation under this Section 4, (v) each shall continue to be fully liable to the other for such other matters that are expressly provided in the Lease to survive any such termination and surrender, and (vi) Tenant shall continue to pay Base Rent and Tenant’s Share of Increased Operating Costs for the Existing Premises through the Relocation Date.

(f) With respect to the Existing Premises only, Tenant covenants and agrees with Landlord that Tenant shall make or cause to be made any further assurances of the termination and the surrender of the Existing Premises as Landlord may reasonably require from time to time.

5. Base Rent. Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the existing terms and provisions of the Lease applicable thereto until the Relocation Date. Commencing on the Relocation Date and continuing throughout the remainder of the Term as extended by the Fifth Amendment Extension Term, Tenant shall pay Base Rent for the Relocation Premises as follows:

Period	Annual Rate/RSF		Monthly Installments*
Relocation Date-Month** 12 (inclusive)	$	[***]	$	[***]	±
Months 13-24 (inclusive)	$	[***]	$	[***]
Months 25-36 (inclusive)	$	[***]	$	[***]
Months 37-48 (inclusive)	$	[***]	$	[***]
Months 49-60 (inclusive)	$	[***]	$	[***]
Months 61-72 (inclusive)	$	[***]	$	[***]
Months 73-84 (inclusive)	$	[***]	$	[***]
Months 85-96 (inclusive)	$	[***]	$	[***]
Months 97-108 (inclusive)	$	[***]	$	[***]
Months 109-120 (inclusive)	$	[***]	$	[***]
Months 121-122 (inclusive)	$	[***]	$	[***]

*plus any sales, use or other applicable tax.

**Each reference to a month in the table above shall refer to a full calendar month (e.g., January 1st through January 31st, February 1st through February 28th, etc.) following the Relocation Date. To the extent the Relocation Date occurs on any day other than the first (1st) day of a calendar month (e.g., January 1st, February 1st, etc.), then the first “month” following the Relocation Date shall be deemed to include both (i) the partial calendar month period immediately following the Relocation Date (the installment of Base Rent for which shall be the monthly installment amount for Month 1 set forth in the table above, prorated based upon the number of days in such partial calendar month) and (ii) the immediately succeeding full calendar month (the installment of Base Rent for which shall be the full monthly installment amount for Month 1 as set forth in the table above), such that the second (2nd) “month” following the Relocation Date shall commence on the first (1st) day of the second (2nd) full calendar month following the Relocation Date.

±Notwithstanding the foregoing, the Base Rent attributable to the Expansion Premises shall be abated for the first [***] months following the Relocation Date (such period, the “Abatement Period”; the abatement amount being $[***] per month for a total abatement of $[***] (the “Abated Amount”); provided, however, that if at any time during the remaining Term of the Lease, Tenant fails to timely cure a monetary default under the Lease beyond any applicable notice and cure period, then, at Landlord’s option (exercised in Landlord’s sole and absolute discretion), the unamortized portion of the Abated Amount (amortized on a straight-line basis over the Term of the Lease following the Relocation Date) shall immediately become null and void and such unamortized portion of the Abated Amount shall become immediately due and payable to Landlord. The abatement of Base Rent attributable to the Relocation Premises provided during the Abatement Period shall not relieve Tenant from the performance of Tenant’s other obligations under the Lease, including, without limitation, the obligation to pay in full and on a timely basis all other charges, including Tenant’s Proportionate Share of Increased Operating Costs for the Premises. If the Relocation Date occurs on any day other than the first (1st) day of a calendar month, then the partial month occurring after the Relocation Date shall be included within Month 1 of the Abatement Period, in addition to the immediately succeeding first (1st) full calendar month, in accordance with the paragraph above, and an equivalent number of days in Month 122 shall be excluded from the Abatement Period for the sole purposes of calculating the Abated Amount and arriving at the total Abated Amount of $[***], as provided above.

Notwithstanding the foregoing, provided that the costs to construct the Relocation Improvements (defined below) exceed Landlord’s Construction Allowance (defined below) (collectively, “Excess Costs”), Tenant shall have the right, exercised by Tenant by providing written notice to Landlord (the “Conversion Notice”) of such election by no later than twenty-four (24) months following the Effective Date of this Fifth Amendment (as deferred on a day-for-day basis due to delays in determining the cost of the Relocation Improvements caused by Landlord’s failure to timely comply with its obligations under this Fifth Amendment or the Work Letter attached hereto in Exhibit B, the “Allowance Termination Date”), to convert up to [***] Dollars ($[***]) (equal to $[***]per rentable square foot in the Relocation Premises) of the Abated Amount (the “Maximum Conversion Amount”) into additional “Landlord’s Construction Allowance” (as defined in Section 8 below) to be used by Tenant solely towards paying for that portion of the cost of constructing the Relocation Improvements in excess of the original Landlord’s Construction Allowance that are Excess Costs (such conversion being the “Abatement Conversion”). The Conversion Notice shall specify the portion of the Abated Amount that Tenant wishes to convert to Landlord’s Construction Allowance up to the Maximum Conversion Amount (the portion elected to be converted, being the “Converted Amount”). If Tenant elects the Abatement Conversion, upon Tenant’s timely delivery of the Conversion Notice, the Landlord’s Construction Allowance shall be increased by the amount of the Converted Amount, and the monthly installments of Base Rent equal to the Converted Amount shall become due and payable in accordance with the table set forth in this Section 5 above (as if such amounts were not abated), with the Converted Amount being applied to the latest periods of the Abatement Period first.

6. Additional Rent. Tenant shall continue to pay all items of Additional Rent, including, without limitation, Tenant’s Proportionate Share of Increased Operating Costs with respect to the Existing Premises, in accordance with the existing terms and conditions of the Lease, including, without limitation, Section 4 of the Fourth Amendment until the Relocation Date. Commencing on the Relocation Date and continuing thereafter for the remainder of the Term as extended by the Fifth Amendment Extension Term, Tenant shall pay Additional Rent with respect to the Relocation Premises, including, without limitation, Tenant’s Proportionate Share of Increased Operating Costs; provided, however, (i) Tenant’s Proportionate Share for the Relocation Premises shall be deemed to be [***]% ([***] rsf / [***] rsf), and (ii) the “Base Year” with respect to the Relocation Premises shall be the calendar year 2021 (it being understood that Tenant’s obligations with respect to Tenant’s Proportionate Share of Increased Operating Costs attributable solely to the Expansion Premises shall not commence until January 1, 2022).

7. Parking. Effective as of the Relocation Date, in lieu of prior rights in the Lease, Tenant shall be entitled to three (3) parking spaces per 1,000 rentable square feet in the Relocation Premises (i.e., 32 parking spaces) on an unreserved basis. The monthly parking fee for each unreserved parking space is currently [***] and No/100 Dollars ($[***]) per unreserved parking space per month, which amount is payable in advance on the first day of each calendar month during the Term of the Lease, together with any applicable sales tax due thereon. Landlord and Tenant further agree that the monthly parking fee for any parking spaces leased by Tenant may be increased from time to time to reflect the prevailing market rate for comparable parking in Coral Gables, Florida, as reasonably determined by landlord. Tenant shall, in addition, be permitted additional parking spaces, subject to availability (as determined by Landlord), on a month to month basis, and Tenant shall pay Landlord the prevailing monthly rates (plus applicable taxes) for such additional parking spaces.

8. Condition of the Premises. Subject to (i) Landlord’s obligations under Exhibit B attached hereto and made a part hereof, and (ii) any of Landlord’s existing obligations to maintain, restore or repair the Building that are currently set forth in the Lease and Exhibit B hereto, as of the Relocation Date, Tenant agrees to accept from Landlord through the expiration of the Term as extended by the Fifth Amendment Extension Term, the Relocation Premises in its existing “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish the Relocation Premises at any time through the expiration of the Term as extended by the Fifth Amendment Extension Term; however, provided that Tenant has not defaulted in any of its obligations in the Lease beyond applicable notice and cure periods, if any, resulting in a termination of the Lease or Tenant’s rights to possession of the Premises pursuant to Landlord’s remedies under the Lease, then Landlord agrees to provide Tenant with an allowance in an amount up to (but not to exceed) $[***] (equal to $[***] per rentable square foot in the Relocation Premises) (“Landlord’s Construction Allowance”) for the construction of certain improvements in the Relocation Premises (the “Relocation Improvements”), in accordance with and subject to the terms and provisions of Exhibit B attached hereto and incorporated herein for all purposes. Except as otherwise provided in this Fifth Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Relocation Premises, and/or the suitability of the Relocation Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Relocation Premises is suitable for Tenant’s intended use. Other than the Relocation Improvements, Tenant acknowledges and agrees that any and all obligations of Landlord originally existing in the Lease to perform improvements or provide allowances, if any, have been completed and satisfied in their entirety, including, without limitation, as set forth in Section 6 of the Fourth Amendment.

9. Renewal Option. Tenant shall continue to have the renewal option set forth in Section 14 of the Third Amendment; however, the Renewal Term (defined therein) shall be amended to commence on the day immediately following the expiration of the Fifth Amendment Extension Term, and Tenant must provide its Renewal Notice at least nine (9) months but no more than twelve (12) months prior to the Expiration Date of the Lease extended by the Fifth Amendment Extension Term.

10. Preferential Rights or Options. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant stipulate and agree that, except for (i) Tenant’s renewal option set forth in Section 14 of the Third Amendment, as amended by Section 9 of this Fifth Amendment, (ii) Tenant’s right of first refusal set forth on Addendum 1 attached hereto, and (iii) Tenant’s option to terminate set forth on Addendum 2 attached hereto, Tenant has no rights of renewal, expansion, reduction, refusal, offer, purchase, early termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease, including the Termination Option set forth in Section 12 of the Third Amendment and Section 8 of the Fourth Amendment, being hereby null and void in their entirety and of no further force or effect. The foregoing shall not, however, amend those rights to termination that may be expressly included in the Lease related to casualty, eminent domain, and other similar rights not granted under a specific right such as that set forth in Addendum 2.

11. Broker. Landlord and Tenant each warrants that it has had no dealings with any broker or agent other than Cushman & Wakefield (“Landlord’s Broker”) and Jones Lang LaSalle (“Tenant’s Broker”) (collectively, the “Brokers”) in connection with the negotiation or execution of this Fifth Amendment, and Landlord and Tenant each agrees to indemnify and hold the other harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent with which the indemnifying party has dealt or communicated, other than Brokers, with respect to this Fifth Amendment. Landlord shall be solely responsible for paying all sums due to the Brokers to the extent provided in a separate written agreement between Landlord and Brokers.

12. ERISA. Tenant represents, warrants and covenants to Landlord that, as of the Effective Date and throughout the Term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in this Fifth Amendment, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. The representations, warranties, covenants and agreements set forth in this Section are intended to inure to the benefit of both Landlord and the Landlord Entities and the Landlord Entities shall be entitled to rely hereon and enforce the provisions of this Section. Tenant acknowledges and agrees that as a condition to the effectiveness of any assignment of, or sublease under, the Lease, and as a requirement and condition of the effectiveness of any consent to assignment or sublease by Landlord pursuant to the Lease, Tenant shall cause the assignee or sublessee to reaffirm, on behalf of such assignee or sublessee, the representations of this Section 12 and Section 13 below, and it shall be reasonable for Landlord to refuse to consent to an assignment of the Lease or sublease of the Premises in the absence of such reaffirmation. The “Landlord Entities” shall mean, collectively, The Prudential Insurance Company of America; PGIM, Inc.; PRISA II LHC, LLC; and any designated affiliates of the foregoing, and any other legal or d/b/a name under which foregoing entities do business from time-to-time.

13. OFAC Compliance. Tenant certifies, represents, warrants and covenants to Landlord and the Landlord Entities that: (i) it is not, and shall not during the Term become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including, without limitation, persons and entities named on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”); (ii) to the best of its knowledge, it is not currently engaged in any transactions or dealings with, or otherwise associated with, any Prohibited Persons, nor otherwise engaged in any activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Building; (iii) it will not, during the Term, engage in any transactions or dealings with, or be otherwise associated with, any Prohibited Persons, nor will it engage in any other activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Building; (iv) if at any time after the date hereof it becomes a Prohibited Person, then it shall notify Landlord within five (5) business days after becoming aware of such designation; (v) if it breaches any representation or covenant set forth in this paragraph, or it hereafter becomes a Prohibited Person, then in any such event, same shall constitute an event of default hereunder, entitling Landlord to any and all remedies under the Lease or at law or in equity (including the right to terminate the Lease), without affording the defaulting party any notice or cure period; and (vi) it hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify, and hold harmless Landlord and the Landlord Entities from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

14. Entire Agreement/Conflict. The transmission of this document by Landlord does not constitute an offer by Landlord and shall not be binding on Landlord until its execution by Landlord. The Lease, as amended by this Fifth Amendment, sets forth the entire agreement between the parties with respect to the matters set forth herein and any exhibits, schedules and appendixes attached to this Fifth Amendment are incorporated herein as if fully set forth in this Fifth Amendment and shall be deemed to be a part of this Fifth Amendment. There have been no additional oral or written representations or agreements. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions; however, Tenant shall not be entitled, in connection with entering into this Fifth Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as otherwise may be expressly provided in this Fifth Amendment. In the event of any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fifth Amendment shall supersede and control.

15. Miscellaneous. This Fifth Amendment shall be construed and enforced in accordance with the laws of the state in which the Premises are located. Time is of the essence with respect to all of Landlord’s and Tenant’s obligations and deadlines set forth in this Fifth Amendment. No provision of this Fifth Amendment may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The illegality, invalidity or unenforceability of any provision of this Fifth Amendment shall in no way impair or invalidate any other provision of this Fifth Amendment, and such remaining provisions shall remain in full force and effect. If two or more parties shall sign this Fifth Amendment as Tenant, the liability of each such party shall be deemed to be joint and several, and if the Tenant consists of multiple parties, then any act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of the Lease, shall be binding upon each and all of them as Tenant with the same force as if each and all of them had so acted, so given or received such notice or refund, or so signed.

16. Joint Product/Headings. This Fifth Amendment is the result of arms-length negotiations between Landlord and Tenant, both of whom were represented by their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Fifth Amendment and this Fifth Amendment shall not be construed against either party. The section and paragraph headings of this Fifth Amendment are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

17. Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fifth Amendment, the parties may execute such counterparts and exchange copies of such executed counterparts via telefax or e-mail, and such telefaxed or e-mailed copies shall serve as originals.

18. Authority. Each of Landlord and Tenant hereby represents that the signatory executing this Fifth Amendment on its behalf has the authority to execute and deliver the same on behalf of Landlord or Tenant, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to be effective as of the Effective Date.

Witnesses:		LANDLORD

/s/ Sylbeth Darcia		PRII 355 ALHAMBRA CIRCLE, LLC,
Print Name	Sylbeth Darcia	a Delaware limited liability company

		By:	PRISA II LHC, LLC, a Delaware limited
/s/ Tamika Closeil			liability company, its sole member
Print Name	/s/ Tamika Closeil

			By:	/s/ Daniel McKeever
			Name:	Daniel McKeever
			Title:	Vice President
			Date:	5/7/2020

TENANT

Witnesses:		CATALYST PHARMACEUTICALS, INC.
/s/ Matthew Cheezem		(f/k/a Catalyst Pharmaceutical Partners, Inc.), a Delaware corporation
Print Name	/s/ Matthew Cheezem

/s/ Nerida Centeno		By:	/s/ Patrick J. McEnany
Print Name	/s/ Nerida Centeno	Name:	Patrick J. McEnany
		Title:	CEO
		Date:	4/29/2020

[End of Signatures]

ADDENDUM 1

RIGHT OF FIRST REFUSAL

a) “Offered Space” shall mean the rentable square footage [***], which shall be offered in one increment or in separate incremental portions from time to time by Landlord as contemplated herein.

b) Provided that as of the date of the giving of the Offer Notice, (x) Tenant has not assigned the Lease or sublet any portion of the Premises except permitted transfers pursuant to the third paragraph of Section 8.1 of the Original Lease and (y) Tenant is not in default under the Lease beyond the expiration of any applicable notice, grace or cure period, if any, and any portion of the Offered Space is subject to a Third Party Offer (as hereinafter defined) from any third party other than the current occupant of the Offered Space (subject to the condition that Landlord has not terminated such current occupant’s lease or right of possession) (“Available”) Tenant shall have the right of first refusal (“Refusal Right”) to lease Available Offered Space. If and when Landlord has received a bona fide offer from a third-party (an “Offeror”) to lease Available Offered Space on terms and conditions acceptable to Landlord (a “Third Party Offer”), Landlord shall deliver written notice to Tenant of the Third Party Offer (the “Offer Notice”), and Tenant shall have seven (7) Business days from the date of such Offer Notice to exercise its Refusal Right, which shall be an unconditional acceptance, with respect to the Available Offered Space under the Offer Notice as hereafter set forth. Time shall be of the essence with respect to Tenant’s exercise of its Refusal Right. If Tenant timely exercises its Refusal Right, Tenant shall lease the Available Offered Space under the Offer Notice on the same terms, covenants and conditions set forth in the Offer Notice, except only as provided herein. Notwithstanding the foregoing, (i) if at the time Tenant timely exercises its Refusal Right, the then-remaining portion of the Fifth Amendment Extension Term is longer than the lease term for the Available Offered Space set forth in the Offer Notice, then the lease term for the Available Offered Space set forth in the Offer Notice shall be extended to be coterminous with the Fifth Amendment Extension Term with a proportionate escalation of the economic terms of the Offer Notice to account for the extended lease term for the Available Offered Space, and (ii) if at the time Tenant exercises its Refusal Right, the then-remaining portion of the Fifth Amendment Extension Term is shorter than the lease term for the Available Offered Space set forth in the Offer Notice, then Tenant shall be deemed to have exercised its renewal option in accordance with the terms of Section 14 of the Third Amendment and Section 9 of this Fifth Amendment; however, in such event, (A) the prohibition in Section 14 of the Third Amendment and Section 9 of this Fifth Amendment that Tenant may not deliver the Renewal Notice more than twelve (12) months prior to the then applicable Expiration Date shall not apply, (B) the Renewal Term shall be amended to be coterminous with the lease term for the Available Offered Space in the Offer Notice, and (C) the Renewal Rent for the Premises during the Renewal Term (excluding the Available Offered Space, which shall be on the terms in the Offer Notice) shall be the greater of (i) the Base Rent that would otherwise be due and payable during the Renewal Term assuming that the Base Rent due and payable pursuant to the table set forth in Section 5 of this Fifth Amendment were to continue to increase annually by [***] percent ([***]%), and (ii) the “then current fair market rent rate” as defined and determined in accordance with Section 14 of the Third Amendment. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Offeror but may merely have agreed upon all of the material economic terms for the Third Party Offer (including, by way of example, the amount of rent, any periods of free rent, and any allowances for the construction of tenant improvements) and Tenant must make its decision with respect to the Available Offered Space as long as it has received a written description, in the Offer Notice, of such material economic terms. Notwithstanding anything to the contrary in the Lease, the right of first refusal granted to Tenant under this Addendum shall be subject and subordinate to (i) the rights of all tenants at the Project under existing leases existing as of the Effective Date of this Fifth Amendment, and (ii) the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates, subtenants or assignees), whether pursuant to a renewal extension option in such lease or otherwise.

c) Tenant must accept all Available Offered Space offered by Landlord at any one time if it desires to accept any of such Available Offered Space and may not exercise its right with respect to only part of such space unless the Third Party Offer provides otherwise. In addition, if Landlord desires to lease more than just the Available Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which have been agreed upon in the Third Party Offer, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Available Offered Space unless otherwise provided in the Third Party Offer.

d) If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Addendum with respect to the Available Offered Space designated in the Offer Notice, or if Tenant timely accepts such offer and fails to execute the ROFR Amendment (defined below) within twenty (20) days after the delivery of the Offer Notice (but such period of twenty (20) days for execution shall be equitably extended to reflect the date of Landlord’s delivery of a draft and, so long as the parties continue to pursue execution of the ROFR Amendment diligently and in good faith, the commercially typical process of review and comment), then Tenant shall be deemed to have irrevocably waived all further rights under this Addendum, and Landlord shall be free to lease the Available Offered Space to the Offeror including on terms which may be less favorable to Landlord than those set forth in the Third-Party Offer; provided, however, (i) if the Available Offered Space is subsequently leased by a third-party tenant but again becomes Available during the Term, (ii) if Landlord has not entered into a lease for all or any portion of such Available Offered Space with a third party within one hundred eighty (180) days following the delivery by Landlord to Tenant of the Offer Notice, or (iii) if the terms of the proposed lease with the Offeror become materially less favorable to Landlord than those set forth in the Offer Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least [***] percent ([***]%) less than the net present value of the material economic terms set forth in the Offer Notice), then, in any of such events (provided that, with respect solely to clause (ii), Landlord is not then engaged in good faith negotiations with a third party to lease all or a portion of such Available Offered Space), Landlord agrees that Tenant’s rights under this Addendum with respect to such Offered Space shall be reinstated and Landlord shall provide Tenant with an Offer Notice if, as, and to the extent, required under the terms of this Addendum.

e) In the event that Tenant exercises its rights to any Available Offered Space pursuant to this Addendum, then Landlord shall prepare, and Tenant shall execute (after having undertaking, diligently and in good faith, a commercially reasonable process of review and comment), an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “ROFR Amendment”).

ADDENDUM 2

TENANT’S OPTION TO TERMINATE

Provided that Tenant is not in default under the Lease beyond any applicable notice, grace or cure period on the date Tenant shall exercise the Termination Option, Tenant shall have a one (1) time option to terminate (the “Termination Option”) the Lease as of 11:59 p.m. on either (a) the last day of the seventy-second (72nd) full month following the Relocation Date or (b) the last day of the ninety-second (92nd) full month following the Relocation Date (the date when the Lease is terminated pursuant to this Section being referred to herein as the “Early Termination Date”). Tenant shall exercise its Termination Option by (i) delivering to Landlord written notice (the “Termination Notice”) of such election to terminate the lease on or before the date that is twelve (12) months prior to the Early Termination Date and (ii) paying to Landlord the Termination Payment (hereinafter defined) within thirty (30) days following the date of the Termination Notice. If Tenant properly and timely delivers the Termination Notice and makes the Termination Payment, then the Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease. If Landlord fails to receive the Termination Payment as required herein, Tenant’s right to terminate hereunder shall, at Landlord’s sole option, be void. Unless Landlord otherwise agrees in writing, Tenant may not exercise the Termination Option, and no termination hereunder shall be effective, if a default under the Lease by Tenant beyond any applicable notice, grace or cure period shall exist as of the date on which the Termination Notice is given. Landlord and Tenant shall be relieved of all obligations accruing under the Lease after the Early Termination Date, but all obligations of either party to the other which accrue under the Lease on or before the Early Termination Date shall survive such termination. As used herein, “Termination Payment” shall mean the amount of (x) if exercised as of the last day of the seventy-second (72nd) full month following the Relocation Date, [***] Dollars ($[***]), or (y) if exercised as of the last day of the ninety-second (92nd) full month following the Relocation Date, [***] Dollars ($[***]), which amounts consist of the then-unamortized amounts, as of the applicable Early Termination Date, of leasing commissions and Landlord’s Construction Allowance, amortized over the period commencing on the Relocation Date and ending on the expiration of the Fifth Amendment Extension Term, at an interest rate of [***] percent ([***]%) per annum; provided, however, such Termination Payment shall be increased by an amount equal to the then-unamortized amount, as of the applicable Early Termination Date, of any Converted Amount pursuant to Section 8 of this Fifth Amendment, amortized over the period commencing on the Relocation Date and ending on the expiration of the Fifth Amendment Extension Term, at an interest rate of [***] percent ([***]%) per annum. Landlord and Tenant acknowledge that the Termination Payment is not a penalty, but is a reasonable estimate of the damages to be suffered by Landlord as a consequence of Tenant’s exercise of the Termination Option. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Termination Payment as a consequence of the actual costs incurred by Landlord in re-letting the Premises being less than the Termination Payment.

For so long as the rules of the Florida Department of Revenue provide that sales tax shall not be due on termination payments so long as they are not reflected in the books and records of either the affected landlord or tenant as rent, then Landlord and Tenant agree that they shall reflect the termination fee in their books and records as the payment and receipt of a termination fee, and not as rent. Notwithstanding anything in the Lease or in this Addendum to the contrary, if Tenant exercises its Refusal Right described in Addendum 1, or otherwise expands the Premises pursuant to a separate written agreement with Landlord, the Termination Fee shall be proportionately increased to include the then-unamortized amounts of leasing commissions and tenant improvement allowance, as applicable, which are allocable to such additional space.

Upon Tenant delivering the Termination Notice, any and all rights of Tenant to extend the Term of the Lease whether pursuant to a renewal option or otherwise, or to expand the Premises whether pursuant to a right of first offer or right of first refusal (including, without limitation, the right of first refusal set forth in Addendum 1 attached to this Fifth Amendment), shall immediately be void and of on further force or effect.

EXHIBIT A

RELOCATION PREMISES

[***]

EXHIBIT B

WORK LETTER

[***]

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